Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sean B. O’Connor

Vice President, Finance and Chief Financial Officer

LeCroy Corporation

Tel: 845-425-2000

LECROY TO ACQUIRE PRODUCT LINE FROM IWATSU;
ANNOUNCES PRELIMINARY SECOND-QUARTER RESULTS IN
LINE WITH GUIDANCE

New Product Line to Further Broaden LeCroy’s Presence in the Low End Scope Market

CHESTNUT RIDGE, NY, January 10, 2006 – LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, today announced that it has reached an agreement with Japan-based Iwatsu Electric Corporation (“Iwatsu”) to acquire a new low-end product line for between $2 million and $3 million in cash. The transaction is expected to close in the middle of the current third quarter.

For more than 10 years Iwatsu distributed certain low-end LeCroy products in Japan, and LeCroy provided Iwatsu with oscilloscope components and technology for a low-end product line, which Iwatsu sold directly in the Japanese market. As part of the new agreement between the two companies, LeCroy will sell all of its products in Japan directly, including the product line it acquired from Iwatsu. Iwatsu will continue to serve as a contract manufacturer for certain of LeCroy’s low-end products and as a distribution partner to help LeCroy service certain large Japanese customers.

“This acquisition should help LeCroy jump-start its strategy to push deeper into the low end of the oscilloscope market,” said LeCroy President and Chief Executive Officer Tom Reslewic. “The new product line will be launched as the WaveJet family in the middle of the current quarter. The WaveJet family will be LeCroy’s first sub-$3000 oscilloscope product offering and reaches bandwidths as low as 100MHz. Following the success of our WaveSurfer launch nearly two years ago, we are optimistic that the new WaveJet product line will have a similar positive effect on our business.”

Second-Quarter Fiscal 2006 Preliminary Results

In advance of its presentation today at the Needham Growth Conference, LeCroy also announced preliminary results for the second fiscal quarter of 2006 ended December 31, 2005. The Company expects to report revenue for the second fiscal quarter in line with the $42 to $44 million guidance range it provided on October 19, 2005. The Company further anticipates reporting pro forma operating income consistent with its $5.8 to $6.2

5

million guidance range. LeCroy plans to report its second-quarter fiscal 2006 financial results on Wednesday, January 18, 2006.

“During the second quarter, we experienced strong product margins and operating income,” continued Reslewic. “We also generated very strong cash, which enabled us to reduce our net debt by approximately $8.5 million. We are especially pleased with our operating income, given that we expect to report revenues at the low end of the guidance range as our customers and sales channels have been anticipating several significant new product announcements later this month.”

LeCroy management will be presenting today at the 8th Annual Needham Growth Conference in New York City at 1:30 p.m. (ET). LeCroy's presentation will be broadcast live over the Internet. To access the webcast, visit the "Events Calendar" in the "Investor Relations" portion of the "About LeCroy" section at www.lecroy.com.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer/semiconductor/consumer electronics, data storage, automotive/industrial, and military/aerospace markets. LeCroy's 40-year heritage of technical innovation is the foundation for its recognized leadership in "WaveShape Analysis" - capturing, viewing and measuring the high-speed signals that drive today's information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

Safe Harbor

This release contains forward-looking statements, including those pertaining to expectations regarding the introduction of new products, including its WaveJet family, its sales in Japan, its relationship with Iwatsu, its strategy to enter into the low end of the oscilloscope market, the effects of the new product line, and second-quarter revenues, pro forma operating income and product margins. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, the timing of product introductions and the result of the Company’s audit process. LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation’s business is described in the Company's reports on file with the SEC, which can be accessed at www.sec.gov.

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